Exhibit 23.1

30 Old Bailey London EC4M 7AU United Kingdom Tel: +44 (0)20 7063 4000 www.mazars.co.uk

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Biodexa Pharmaceuticals PLC

1 Caspian Point

Caspian Way

Cardiff

CF10 4DQ

United Kingdom

The Board of Directors of Biodexa Pharmaceuticals PLC

We consent to the inclusion of our audit report in the 20-F dated April 28, 2023 and amended on May 5, 2023, which is incorporated by reference in the Amendment No.2 Registration Statement to Form F-1(File No. 333-274895) dated December 6, 2023, on the consolidated statement of financial position of Biodexa Pharmaceuticals PLC (the “Company”) and its subsidiaries as of December 31, 2022, 2021 and 2020 and the related consolidated statements of comprehensive income, cash flow, changes in equity for each of the three years in the period ended December 31, 2022, and the related notes. Our report contains a material uncertainty paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in this Registration Statement.

 /s/ Mazars LLP

Mazars LLP

London, United Kingdom

Date: December 6, 2023

Mazars LLP

Mazars LLP is the UK firm of Mazars, an integrated international advisory and accountancy organisation. Mazars LLP is a limited liability partnership registered in England and Wales with registered number OC308299 and with its registered office at 30 Old Bailey, London, EC4M 7AU. Registered to carry on audit work in the UK by the Institute of Chartered Accountants in England and Wales. Details about our audit registration can be viewed at www.auditregister.org.uk under reference number C001139861. VAT number: GB 839 8356 73